Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of August, 2008 (the “Effective Date”) by and between Caribou Coffee Company, Inc., (the “Company”) and Michael Tattersfield (“Employee”).
R E C I T A L S
     WHEREAS, The Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, and the performance of each, the parties hereto, intending to be legally bound, agree as follows:
AGREEMENTS
     §1. Term. The term of this Agreement shall begin on the Effective Date and shall end on the fourth anniversary of the Effective Date (the “Initial Term”), unless extended or earlier terminated in accordance with the terms of this Agreement (the Initial Term and any extension or earlier termination thereof is referred to as the “Term”). If not earlier terminated, the Term of this Agreement shall be automatically extended for an additional one (1) year on the fourth anniversary of the Effective Date and on each anniversary of such date unless, at least sixty (60) days before the fourth anniversary of the Effective Date or on any subsequent anniversary thereof, one party has given the other party written notice of its or his intention not to extend the Term, in which case the Term and Employee’s employment shall automatically terminate at the end of the Initial Term or applicable anniversary thereof.
     §2. Position and Duties. The Company hereby employs Employee as the President and Chief Executive Officer of the Company. Employee shall have such responsibilities, duties, and authorities as are typically commensurate with those positions and as are assigned to him by Company’s Board of Directors (the “Board”). Employee shall fulfill his duties and responsibilities in a reasonable and appropriate manner and in compliance with the Company’s policies and practices and the laws and regulations that apply to the Company’s operation and administration. During the Term, Employee shall devote his full business time and attention to the business and affairs of the Company and shall not be engaged in, or employed by or provide services to, any other business enterprise without the written approval of the Board. Employee warrants and represents that he is under no fiduciary or contractual obligation to another business or employer that would prevent Employee from being employed by the Company as set forth herein; provided, however, that nothing herein shall be construed as precluding Employee from devoting a reasonable amount of time to current board of director commitments (Peter Piper Pizza and Cycle Gear), civic or charitable, or similar activities, so long as such activities do not materially interfere with the performance of Employee’s duties hereunder. So long as Employee is President and Chief Executive Officer, the Company shall use its best efforts to have Employee nominated and elected to the Board; provided, however, that Employee shall not be entitled to vote on any matters brought before the Board which relate directly to his compensation or employment.
     §3. Compensation. For all services rendered by Employee, the Company shall (subject to applicable tax withholding requirements) compensate Employee as follows:
          (a) Base Salary. As of the Effective Date, the gross annual salary payable to Employee shall be at least Four Hundred Twenty-Five Thousand Dollars ($425,000.00) per year payable on a regular basis in accordance with the Company’s standard payroll policies and procedures (the “Base Salary”). The Base Salary shall be subject to adjustment by the Board (or a properly formulated committee of the Board to which such responsibility is delegated) from time-to-time in its discretion.
          (b) Perquisites, Benefits, and Other Compensation. Employee shall be eligible for the same perquisites and benefits as are made available to other senior executive employees of the Company, as well as such other perquisites or benefits as may be specified from time to time by the Company. The Company reserves the right at any time and from time to time to change, amend, or terminate any such perquisites and benefits as the Company in its discretion deems appropriate or necessary under the circumstances.
          (c) Annual Bonus. Employee shall be eligible for an annual bonus each fiscal year (“Annual Bonus”) of up to one-hundred percent (100%) of Employee’s then-existing Base Salary paid for such year, as determined by the Board based upon the Company’s achievement of financial and other goals approved by the Board, provided Employee remains employed by the Company through the end of such fiscal year. Employee’s Annual Bonus for each fiscal year shall be paid in accordance with the Company’s customary practices for payment of annual bonuses, but shall be paid in any event no later than March 15 immediately following the end of such fiscal year. For the 2008 fiscal year, the target Annual Bonus will be a pro-rata percentage of Base Salary equal to 100% times the number of days remaining in the calendar year as of the Effective Date divided by 365. Employee shall propose to the Board in good faith any adjustments to the Company’s existing bonus plan and targets for 2008.
          (d) Stock Options and Restricted Stock. Employee shall be eligible for grants of equity-based compensation under the Caribou Coffee Company, Inc. 2005 Equity Incentive Plan and any successor plan thereto (the “Plan”), as such grants are determined by the committee administering the Plan in its sole discretion.
     §4. Expense Reimbursement. The Company shall reimburse Employee for (or, at the Company’s option, pay) all reasonable and proper business travel and other out-of-pocket expenses incurred by Employee in the performance of his duties and responsibilities to the Company under § 2 during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting and reimbursement policies and applicable federal and state tax recordkeeping requirements. All approved expenses shall be paid within a reasonable time (not later than March 15 of Employee’s taxable year following the taxable year in which an expense was incurred following the presentation of appropriate invoices to the Company). Any expenses paid during any taxable year of Employee will not affect the expenses paid by the Company in another taxable year. Employee’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit.
     §5. Place of Performance.
          (a) Employee shall carry out his duties and responsibilities under § 2 principally in and from the Company’s headquarters, which currently is in Minneapolis, Minnesota. Employee acknowledges and agrees his position may involve substantial business travel.
          (b) In connection with Employee’s relocation to the Company’s headquarters, the Company shall pay to Employee $100,000 (less applicable withholdings) within ten (10) business days after the Effective Date; provided, however, that such amount shall be repaid by Employee to the Company within ten (10) business days of Employee’s termination of employment should Employee terminate his employment with the Company without Good Reason (as defined below) on or before September 10, 2009. Further, the Company shall reimburse Employee for his actual, direct moving expenses incurred in connection with Employee’s relocation to the Company’s headquarters in accordance with the Company’s relocation policy provided Employee timely submits the necessary documentation to substantiate such expenses. In addition If Employee has relocated his primary residence to the Minneapolis, Minnesota metropolitan area and Employee elects to sell his primary residence in Ohio, then the Company shall pay to Employee an amount equal to six percent (6%) of the contract price of such primary residence (subject to applicable tax withholdings) promptly after Employee provides appropriate documentation of such proceeds to the Company within six weeks of such sale. Employee’s right to these payments is not subject to liquidation or exchange for any other benefit.
     §6. Termination; Rights on Termination. Employee’s employment and the Term may be terminated in any one of the following ways:
          (a) Termination by the Company for Good Cause. The Company may terminate the Term and Employee’s employment for Good Cause. For purposes of this Agreement, “Good Cause” shall be determined by the Board acting in good faith and shall mean: (i) Employee’s breach of any material provision of this Agreement, or Employee’s negligence in the performance or nonperformance of any of Employee’s material duties or responsibilities after (x) the Board has in good faith issued Employee a written statement identifying the breach or negligence; (y) the Board has provided the Employee 10 business days in which to cure the breach or negligence; and (z) Employee fails to cure the breach or negligence; (ii) Employee’s dishonesty, fraud, or detrimental misconduct with respect to the business or affairs of the Company; (iii) Employee’s conviction of a felony or conviction of a misdemeanor involving theft, fraud, dishonesty or act of moral turpitude, or a plea of “guilty,” “no contest,” or “nolo contendre” to the same; or (iv) Employee’s failure to implement and monitor compliance with policies reasonably designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 to the extent such law is applicable to the Company. In the event of termination of Employee’s employment for Good Cause, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in § 6(f).

          (b) Termination for Employee’s Death or Disability. In the event that Employee dies or becomes Disabled, no compensation or benefits shall be payable to Employee or his estate after the date of termination, except as provided for in § 6(f). “Disabled” shall mean that the Employee has a physical or mental disability that the Board reasonably determines is preventing Employee, even after reasonable accommodation, from performing the essential functions of his position.
          (c) Termination by the Company Without Good Cause. At any time during the Term, the Company may, without Good Cause and for any reason whatsoever, terminate the Term and Employee’s employment. Termination by the Company without good cause shall include the Company deciding not to extend this Agreement under §1. In the event Employee’s employment is terminated during the Term without Good Cause, and provided that Employee fully complies with his obligations under §7 through §10 of this Agreement, then Employee shall be entitled to compensation pursuant to § 6(g).
          (d) Termination by Employee For Good Reason. Employee may terminate the Term and resign for Good Reason. “Good Reason” shall mean: (i) a reduction in or material delay in payment of Base Salary to which Employee has not consented; or (ii) Employee ceases to hold position and title of Chief Executive Officer as contemplated by § 2, or a position and title of a more senior position which Employee accepts; (iii) failure of Employee to be nominated and elected to the Board as contemplated by § 2; (iv) Employee is assigned, without Employee’s consent, authority or responsibility materially inconsistent with authority and responsibility as contemplated by § 2, including without limitation any material diminution of Employee’s responsibility for supervision of Company personnel; provided, however, that the Board’s appointment of a non-executive Chairman or other Board member to assist or advise Employee with respect to his duties as CEO shall not constitute Good Reason; (v) any requirement is imposed by the Company or under direction of the Board or any person controlling the Company for Employee to reside outside of the Minneapolis, Minnesota metropolitan area; (vi) a determination by Employee acting in good faith that there has been a breach by the Company of a material provision of this Agreement; or (vii) any resignation by Employee within one year from the occurrence of a “Change in Control” as defined in the Plan; provided, however, Good Reason shall not exist unless (x) Employee, before his resignation, gives the Board a written statement of the basis for Employee’s determination that Good Reason exists, (y) Employee gives the Board at least ten (10) business days after receipt of such statement to cure the basis for such determination and (z) the Board fails cure the basis for such determination. In the event Employee resigns for Good Reason, and provided that Employee fully complies with his obligations under §7 through §10 of this Agreement, then Employee shall be entitled to compensation pursuant to § 6(g).
          (e) Termination by Employee Without Good Reason. Employee may resign for any reason or no reason, effective thirty (30) days after he provides written notice of his intent to resign to the Company. In such event, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in § 6(f).
          (f) Payment Through Termination. Upon termination of Employee’s employment for any reason except a termination by the Company without Good Cause or a resignation by Employee for Good Reason, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due under this Agreement through the effective date of his termination of employment. No other compensation or benefits will be due or payable to Employee pursuant to this Agreement subsequent to such termination except as expressly provided by this § 6 or as otherwise required by law or agreements with the Company which are independent of this Agreement.
          (g) Payment for Termination Without Good Cause or For Good Reason. In the event Employee’s employment is terminated by the Company without Good Cause or Employee resigns for Good Reason, and provided that Employee fully complies with his obligations under §7 through §10 of this Agreement, then Employee shall be entitled to: (i) all compensation earned and all benefits and reimbursements due under this Agreement through the effective date of his termination; (ii) the payment of Employee’s then current monthly Base Salary on the Company’s regularly scheduled monthly pay dates for a period of eighteen (18) months from the date Employee incurs a “separation from service” (within the meaning of Internal Revenue Code (“Code”) Section 409A (“Separation from Service”), pursuant to the Company’s standard payroll policies and procedures; provided, however, that if Employee fails to relocate his principal residence to the Minneapolis, Minnesota metropolitan area prior to September 30, 2009, the Company’s obligation to continue Employee’s Base Salary shall be reduced to twelve (12) months; (iii) an amount equal to the average of the Annual Bonuses (including no Annual Bonus, if applicable) paid to Employee for the two full fiscal years most recently concluded prior to the Separation from Service, payable in a lump sum within thirty (30) days from such Separation from Service; provided further, however, to the extent Employee is a “specified employee” (within the meaning of Code Section 409A) no such payments of Base Salary or Annual Bonus as provided herein shall be made until the first regularly scheduled pay date that occurs after the date which is six (6) months and one day after Employee incurs a Separation from Service and on such pay date, the Company shall pay Employee all payments that otherwise would have been paid during such six-month period but for the fact that the Employee is a “specified employee”; and (iv) if Employee exercises his right under applicable law to elect continued coverage under the Company’s health insurance plan (“COBRA Coverage”), the Company shall reimburse Employee each month for his cost to purchase such COBRA Coverage until the earlier of eighteen (18) months from the date of a Separation from Service, such time as Employee becomes eligible for coverage under a subsequent employer’s group health plan, or if Employee fails to relocate his principal residence to the Minneapolis, Minnesota area prior to September 30, 2009, twelve (12) months from the date of a Separation from Service. However, if Employee breaches any of his obligations under §7 through §10 of this Agreement, Employee, in addition to being subject to any remedies and sanctions available under §16, shall (x) forfeit his right to his salary continuation under clause (ii) of this §6(g) and his right to reimbursement for his cost to purchase COBRA Coverage under clause (iii) of this § 6(g), and (y) shall have an obligation to immediately repay the Company for all such salary continuation payments and COBRA Coverage reimbursements previously made by the Company and, (z) shall immediately forfeit Employee’s right to exercise any and all unexercised stock options granted to Employee under the Plan, whether then vested or unvested. Notwithstanding any other provision in this Agreement, as a condition to the Company’s payment of any post-employment amounts to Employee pursuant to this § 6(g), Employee shall execute a full and complete release, in the form attached hereto as Exhibit A, on behalf of himself and his heirs, executors, administrators, trustees and assigns, releasing all claims, actions and causes of action against the Company and each subsidiary and affiliate of the Company, and their respective predecessors, successors, current and former directors, officers, administrators, trustees, employees, agents and other representatives.
          (h) Provisions that Survive Termination or Expiration of Agreement. All rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of the termination of Employee’s employment or the expiration of this Agreement, except that (i) the Company’s payment obligations under § 6 shall survive such termination or expiration in accordance with their terms, and (ii) Employee’s obligations under §7 through §10 and the Company’s rights under § 16 shall survive such termination or expiration in accordance with their terms.
          (i) Right to Offset. In the event of any termination of Employee’s employment under this Agreement for any reason, the Company’s obligation to make any payments under this Agreement shall be subject to offset for, among other items, any loans or other obligations that Employee has with the Company. All payments and benefits payable under this Agreement are gross payments subject to applicable withholdings.
          (j) Compliance with Code Section 409A. The parties intend for all payments and benefits described in this Agreement to be either exempt from, or fully compliant with, Code Section 409A.
     §7. Employee Covenants.
          (a) During Employee’s employment with the Company and for a period of eighteen (18) months thereafter, Employee shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):
               (i) engage, within the Territory, as an officer, director, a five percent or greater shareholder or equity owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, or consultant), in any business engaged in the Business (as defined below) of the Company;
               (ii) solicit or attempt to solicit, recruit or attempt to recruit to leave the Company’s employ any employee, agent, or contract worker of the Company or the Associated Companies (as defined below) with whom Employee had contact during the course of his employment with the Company;
               (iii) solicit or attempt to solicit any business related to the Business of the Company from any Person who, as of the date of the solicitation or attempted solicitation or within twelve (12) months prior to that date, is or was a commercial customer of the Company or an actively sought prospective commercial customer with whom Employee had contact (through sales calls, presentations, or other business dealings) during the course of his employment with the Company; or
               (iv) solicit or attempt to solicit, recruit or attempt to recruit any employee, agent, or contract worker of a material supplier of the Company who, as of or within the prior twelve (12) months is or was a material supplier of the Company with whom Employee had contact through business dealings during the course of his employment with the Company.

          (b) For purposes of §7 through § 10:
               (i) References to the “Territory” shall mean the states or provinces in which the Company does business as of the date Employee’s employment with the Company terminates. Employee acknowledges and agrees that Employee’s duties and responsibilities for the Company as President and Chief Executive Officer include the management of the entire business and therefore encompass and include the entire geographic area in which the Company does business. The covenants contained in this subsection shall be construed as a series of separate covenants, one for each state, province, and/or county of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
               (ii) References to the “Associated Companies” shall mean the Company’s direct and indirect subsidiaries, and any company in which the Company has a twenty percent (20%) or greater ownership interest.
               (iii) References to the “Business of the Company” shall mean the operation of retail coffee shops, the retail sale of coffee products in stores or online, commercial office coffee service and the wholesale distribution of coffee products for retail, institutional and commercial markets. Employee acknowledges that the Business of the Company may expand or change as the Company grows or makes acquisitions in the future and agrees that he will not unreasonably withhold consent to the modification of this definition resulting from such growth or acquisitions.
          (c) The covenants in this § 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this § 7 relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.
          (d) All of the covenants in this § 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
          (e) Employee has carefully read and considered the provisions of this § 7 and, having done so, agrees that the restrictive covenants in this § 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders.

     §8. Trade Secrets and Confidential Information.
          (a) For purposes of this § 8, “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to the Company (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; stockholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. “Trade Secret” means any item or information that is protectable or defined as a trade secret under applicable law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
          (b) Employee acknowledges that in the course of his employment with the Company, he has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company and the Associated Companies. Accordingly, he is willing to enter into the covenants contained in § 7, § 8 and § 9 of this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests.
          (c) Employee hereby agrees that, during his employment and for a period of three (3) years thereafter, he will hold in confidence all Confidential Information of the Company and the Associated Companies that came into his knowledge during his employment by the Company and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.
          (d) Employee hereby agrees to hold in confidence all Trade Secrets of the Company and the Associated Companies that came into his knowledge during his employment by the Company and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.
          (e) Notwithstanding the foregoing, the provisions of this § 8 will not apply to (i) information required to be disclosed by Employee in the ordinary course of his duties to the Company, or (ii) Confidential Information or Trade Secrets that otherwise lawfully becomes generally known in the industry or to the public through no act of Employee or any person or entity acting by or on Employee’s behalf.
          (f) The parties agree that the restrictions stated in this § 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s rights under applicable state law to protect its trade secrets and confidential information.
     §9. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, and other property or information delivered to or compiled by Employee by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of Employee’s employment with the Company, Employee shall deliver all such materials to the Company.
     §10. Work Product and Inventions.
          (a) Works. Employee acknowledges that Employee’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium which have been or will be prepared by Employee, or to which Employee has contributed or will contribute, in connection with Employee’s services to the Company (collectively, “Works”), are and will be within the scope of Employee’s employment and part of Employee’s duties and responsibilities. Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Employee hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee agrees to cooperate with the Company and to execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Employee constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this § 10(a), Employee agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.
          (b) Inventions and Ideas. Employee shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Employee in any way connected with Employee’s services or related to the Business of the Company, the Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to the Company any such invention or idea. Employee agrees to cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the invention relates (A) directly to the Business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Employee for the Company.
     §11. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties under this Agreement will not violate or be a breach of any agreement with a former employer, client, or any other person or entity.
     §12. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement to the purchaser of substantially all of the assets of the Company, or to any subsidiary or parent company of the Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns.
     §13. Complete Agreement; Waiver; Amendment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement of expression of the agreement between the Company and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company or member of the Board and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.
     §14. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Caribou Coffee Company, Inc. Attn: Chief Financial Officer 3900 Lakebreeze Avenue Brooklyn Center, Minnesota 55429 Telephone No.: (763) 592-2200
Facsimile No.: (763) 592-2300

With a copy to:	Arcapita Inc. Attn.: Mr. Charles H. Ogburn 75 Fourteenth Street, 24th Floor Atlanta, Georgia 30309 Telephone No.: (404) 920-9000 Facsimile No.: (404) 920-9001

To Employee:	Mr. Michael Tattersfield Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue Brooklyn Center, Minnesota 55429 Telephone No.: (763) 592-2200 Facsimile No.: (763) 592-2300

With a copy to:	James G. Petrie Bricker & Eckler LLP 100 South Third Street Columbus, Ohio 43215 Telephone No.: (614)227-2373 Facsimile No.: (614) 227-2390
     §15. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of § 7(b)(i) and/or 7(c) above. The section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.
     §16. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in §7 through §10, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company, at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by Employee of any provision of §7 through §10. The Company may seek temporary and/or permanent injunctive relief for an alleged violation of §7 through §10 without the necessity of posting a bond.
     §17. Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to the Company’s relationship with Employee, shall be governed by the internal laws of the State of Minnesota, irrespective of the choice of law rules of any jurisdiction. All disputes arising from or relating to this Agreement shall be subject to the exclusive jurisdiction of and be litigated in the state or federal courts located in the State of Minnesota. All parties hereby consent to the exclusive jurisdiction and venue of such courts for the litigation of all disputes and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

     §18. Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.
     §19. Director and Officer Liability Insurance; Indemnification. The Company shall provide the Employee (including his heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy, at the Company’s expense, in amounts consistent with amounts provided by peer corporations to their directors and officers, and shall indemnify him as an officer and, when and if applicable, a director (and his heirs, executors, and administrators) to the fullest extent permitted under Minnesota law against all expenses and liabilities reasonably incurred by his in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been an officer of the Company or Associated Companies (whether or not he continues to be such an officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but not be limited to, judgments, court costs, and attorneys’ fees, and the costs of reasonable settlements.
     §20. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Company and Employee have caused this Employment Agreement to be duly executed as of the Effective Date.

COMPANY: CARIBOU COFFEE COMPANY, INC.
By:	/s/ Charles H. Ogburn
	Name:	Charles H. Ogburn
	Title:	Director

EMPLOYEE
/s/ Michael Tattersfield
Michael Tattersfield